Exhibit 10.1

FGI Industries, Ltd.
Non-Qualified Stock Option Agreement
Under the 2021 Equity Incentive Plan

FGI Industries, Ltd. (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), hereby grants an Option to purchase Company Shares to you, the Participant named below. The terms and conditions of the Option Award are set forth in this Agreement, consisting of this cover page and the Option Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Participant: [⚫]	Vesting Commencement Date: [⚫]
Target No. of Options:	Grant Date: [⚫]
Exercise Price Per Share: $	Expiration Date: [⚫]

The actual number of Options received will be [⚫]% to [⚫]% of this target number of Options depending on the achievement of applicable performance metrics as provided herein.

Vesting and Exercise Schedule:

1.Performance Metrics.

The percent of Options covered by this Option Award which may vest pursuant to the Service Vesting Schedule below will be determined based on Fiscal Year [__] performance in a range of [⚫]% to a maximum of [⚫]% of Target Options as follows:

Weighting of Performance Vesting	Performance Metric	Threshold	Target	Maximum

The number of Options to be subject to the Service Vesting Schedule will be calculated on a straight-line basis on the achievement according to the metrics above. No fractional Shares shall be issuable in respect of an exercise of the Option, and the number of Shares to be issued shall be rounded up or down to the nearest whole Share. No Options will vest, and all Options granted under this Award will be forfeited, if Threshold performance metrics are not met. The maximum number of Options which may be vested under the Service Vesting Schedule of this Award is [⚫]% of the Target Number of Options set forth in this Award.

The number of Options to be subject to the Service Vesting Schedule will be determined by the Committee as soon as practicable in 20__ but no later than March 31, 20__ by multiplying the number of Target Options granted by the total percentage determined according the Performance Metrics for 20__.

2.Service Vesting Schedule.

Subject to providing continuous Service and the terms and conditions of the Agreement and the Plan, one-third (1/3) of the number of Options as determined according to the Performance Metrics above shall vest on the first anniversary of the Vesting Commencement Date and one-thirty-sixth (1/36) of the Option set forth above shall vest every month thereafter for the following two years.

Definitions:

For the purposes of this Agreement:

“Adjusted Net Income” shall mean GAAP net income excluding the tax-effected impact of certain non-recurring expenses and income such as expenses related to COVID-19 protocols and the impact of the Company’s PPP loan.

“Adjusted Operating Income” shall mean GAAP income from operations adjusted for the impact of certain non-recurring income and expenses such as expenses related to COVID-19 protocols and 2019 one-time antidumping/countervailing duty legal fees.

“After-Tax ROIC” shall mean NOPAT divided by Average Invested Capital.

“Average Invested Capital” shall mean the average for two prior fiscal years of the Company’s Invested Capital.

“Free Cash Flow Conversion from Adjusted Net Income” shall mean Free Cash Flow divided by Adjusted Net Income on a trailing 3-year rolling basis.

“Free Cash Flow” shall mean net cash provided by (used in) operating activities less purchases of property and equipment.

“Invested Capital” shall mean (i) the current portion of long-term debt; plus (ii) the non-current position of long-term debt; plus (iii) the value of the Company’s equity as reported in its consolidated financial statements for such period determined in accordance with GAAP; plus (iv) operating lease liabilities; plus (v) accumulated asset impairments; minus (vi) the Company’s cash and cash equivalent assets as reported in its consolidated financial statements for such period determined in accordance with GAAP.

“NOPAT” shall mean Adjusted Operating Income, plus operating lease expenses, less taxes.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You knowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your right to purchase the Company’s ordinary shares pursuant to this Option.

PARTICIPANT:FGI Industries, Ltd.:

 By:

[NAME]Name:

Title:

FGI Industries, Ltd.
2021 Equity Incentive Plan
Non-Qualified Stock Option Agreement

Option Terms and Conditions

1.	Non-Qualified Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code and will be interpreted accordingly.
2.	Vesting and Exercisability of Option.
(a)	Scheduled Vesting. This Option will vest and become exercisable as to the number of Shares and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as your Service to the Company does not end. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired or been terminated or cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares subject to the vested portion of the Option.
(b)	Accelerated Vesting. Notwithstanding Section 2(a), if and to the extent this Option is continued, assumed or replaced in connection with a Change in Control, and if during the twenty-four months after such Change in Control your Service is terminated by the Company other than for Cause, then this Option (or any replacement award) shall immediately vest and become exercisable in full and shall remain exercisable for one year following your termination of Service. In addition, vesting and exercisability of this Option may be accelerated during the term of the Option under the circumstances described in Sections 12(b) and 12(c) of the Plan, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.
3.	Expiration. This Option will expire and will no longer be exercisable at 5:00 p.m. Central Time on the earliest of:
(a)	The expiration date specified on the cover page of this Agreement;
(b)	Upon your termination of Service for Cause;
(c)	Upon the expiration of any applicable period specified in Section 6(e) of the Plan or Section 2 of this Agreement during which this Option may be exercised after your termination of Service; or
(d)	The date (if any) fixed for termination or cancellation of this Option pursuant to Section 12 of the Plan.
4.	Service Requirement. Except as otherwise provided in Section 6(e) of the Plan or Section 2 of this Agreement, this Option may be exercised only while you continue to provide

Service to the Company or any Affiliate, and only if you have continuously provided such Service since the Grant Date of this Option.
5.	Exercise of Option. Subject to Section 4, the vested and exercisable portion of this Option may be exercised in whole or in part at any time during the Option term by delivering a written or electronic notice of exercise to the Chief Financial Officer or to such other party as may be designated by such officer, and by providing for payment of the exercise price of the Shares being acquired and any related withholding taxes. However, notwithstanding the vesting schedule of this Option and the terms of this Agreement, no portion of the Option may be exercised prior to March 31, 2023. The notice of exercise must be in a form approved by the Company and state the number of Shares to be purchased, the method of payment of the aggregate exercise price and the directions for the delivery of the Shares to be acquired, and must be signed or otherwise authenticated by the person exercising the Option. If you are not the person exercising the Option, the person submitting the notice also must submit appropriate proof of his/her right to exercise the Option.
6.	Payment of Exercise Price. When you submit your notice of exercise, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:
(a)	Cash (including personal check, cashier’s check or money order);
(b)	By means of a broker-assisted cashless exercise in which you irrevocably instruct your broker to deliver proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise to the Company in payment of the exercise price of such Shares; or
(c)	By delivery to the Company of Shares (by actual delivery or attestation of ownership in a form approved by the Company) already owned by you that are not subject to any security interest and that have an aggregate Fair Market Value on the date of exercise equal to the exercise price of the Shares being purchased; or
(d)	By authorizing the Company to retain, from the total number of Shares as to which the Option is being exercised, that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is being exercised.

However, if the Committee determines, in any given circumstance, that payment of the exercise price with Shares or by authorizing the Company to retain Shares is undesirable for any reason, you will not be permitted to pay any portion of the exercise price in that manner.

7.	Withholding Taxes. You may not exercise this Option in whole or in part unless you make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the exercise of this Option. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the

Plan. Unless otherwise determined by the Committee, you may satisfy such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the Shares being acquired upon exercise of the Option, provided you notify the Company in advance of any exercise of your desire to pay withholding taxes in this manner. Delivery of Shares upon exercise of this Option is subject to the satisfaction of applicable withholding tax obligations.
8.	Delivery of Shares. As soon as practicable after the Company receives the notice of exercise and payment of the exercise price as provided above, and has determined that all other conditions to exercise, including satisfaction of withholding tax obligations and compliance with applicable laws as provided in Section 16(c) of the Plan, have been satisfied, it shall deliver to the person exercising the Option, in the name of such person, the Shares being purchased, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable.
9.	Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option except in the case of a transfer described below. You may not assign or transfer this Option except (i) for a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, (ii) pursuant to a domestic relations order, or (iii) with the prior written approval of the Company, by gift to a “family member” as the term is defined under General Instruction A(5) to Form S-8 under the Securities Act. The Option held by any such transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to its transfer and may be exercised by such transferee as and to the extent that the Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.
10.	No Stockholder Rights Before Exercise. Neither you nor any permitted transferee of this Option will have any of the rights of a stockholder of the Company with respect to any Shares subject to this Option until a certificate evidencing such Shares has been issued, electronic delivery of such Shares has been made to your designated brokerage account, or an appropriate book entry in the Company’s stock register has been made. No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued, electronic delivery of your Shares has been made to your designated brokerage account, or an appropriate book entry in the Company’s stock register has been made, except as otherwise described in the Plan.
11.	Governing Plan Document. This Agreement and Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.
12.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).
13.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.
14.	Other Agreements. You agree that in connection with the exercise of this Option, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.
15.	Restrictive Legends. The Company may place a legend or legends on any certificate representing Shares issued upon the exercise of this Option summarizing transfer and other restrictions to which the Shares may be subject under applicable securities laws, other provisions of this Agreement, or other agreements contemplated by Section 14 of this Agreement. You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.
16.	Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board of Directors of the Company or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s ordinary shares is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.
17.	Electronic Delivery and Acceptance. The Company may deliver any documents related to this Option Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.